EXHIBIT 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces 4th Quarter and Full Year 2004 Results

Worldwide Sales and Unit Volume Up Strongly

New York, New York, January 27, 2005… Colgate-Palmolive Company (NYSE:CL) today announced strong worldwide sales and unit volume growth for fourth quarter 2004, with every operating division reporting increases. Global sales and global unit volume grew 10.5% and 9.0%, respectively, excluding divestments. The recently acquired GABA business contributed 2.0% to both sales and volume in the quarter. The 9.0% global unit volume growth for the quarter is the strongest quarterly growth rate in nearly 10 years. Worldwide dollar sales as reported increased 9.0%, which includes 3.0% positive foreign exchange and 1.5% lower pricing due to increased commercial spending.

In line with previous guidance, fourth quarter and full year 2004 results include $48 million of aftertax charges related to the restructuring program announced on December 7, 2004. Reported net income and diluted earnings per share were $285.7 million and $.50, respectively, including this restructuring charge. Excluding the restructuring charge, net income in the quarter was $333.7 million and diluted earnings per share was $.59. In fourth quarter 2003 net income and diluted earnings per share were $372.1 million and $.65, respectively.

As reported, gross profit margin was 54.8%, even with the year ago record quarter. Excluding the restructuring charge, gross profit margin increased 20 basis points to 55.0%, another fourth quarter record and somewhat ahead of expectations.

Including the restructuring charge, operating profit declined 17%. Excluding the charge, operating profit declined 5% versus fourth quarter 2003 after a 13% increase in total advertising worldwide. Global advertising spending was at an all-time record level for the quarter led by a strong double-digit global increase in media.

Reuben Mark, Chairman and CEO said, “We are pleased to end the year with excellent top-line momentum. Global unit volume growth has increased sequentially in every quarter of 2004 and we expect this top-line strength should continue into 2005. We are particularly encouraged that global unit volume for toothpaste was up more than 10% during the quarter. Negative pricing trends were also somewhat mitigated, with fourth quarter improving versus third.

“The excellent volume performance was driven by a stream of new products across all operating divisions supported by aggressive levels of commercial spending. We are pleased that the measures we’ve taken in key competitive markets around the world appear to be working very well.

“Toothpaste market shares are up in more than 100 countries around the world including such competitive markets as the U.S., Mexico, China and Russia.

“We also reached a new milestone in manual toothbrushes during the year, with Colgate becoming the new global market share leader in this category.

“While we expected gross profit margin to decline during the quarter, we were pleased it increased 20 basis points, excluding the restructuring charge. Since no restructuring savings were obtained in 2004, this increase bodes well for our expected continued gross profit growth in 2005.

“Colgate’s balance sheet also strengthened during the quarter with key capitalization ratios improving. Cash flow provided by operations in the quarter increased 7% versus the year ago period, the highest quarterly increase this year. As previously reported, full year cash flow was slightly below last year’s record level, reflecting one-time non-operating capital gains taxes paid during the period from the prior sale of detergent businesses. Working capital was 2.4% to sales at year-end, the lowest level during 2004 and only slightly above 2003’s unusually low level.”

As disclosed in December, the four-year restructuring program is projected to result in cumulative charges of between $550 and $650 million aftertax with annual aftertax savings projected to be in the range of $250 to $300 million by the fourth year of the program. Fourth quarter 2004 restructuring programs have been implemented as planned. Fourth quarter 2004 results do not include any benefits from the restructuring program as savings are expected to begin in 2005.

Mr. Mark concluded, “Looking forward, we expect our growth momentum to continue as we enter 2005. Our new product pipeline is very full around the world and we are pleased that our global restructuring program is on track and proceeding smoothly.

“We are optimistic that we will reach our profit expectations in 2005 and that we are back on track to return to double-digit earnings growth in 2006.”

For the full year 2004, global sales and global unit volume grew 8.0% and 6.5%, respectively, excluding divestments. The recently acquired GABA business contributed 1.0% to both sales and volume. Worldwide dollar sales as reported increased 7.0%, including 3.0% positive foreign exchange and 1.5% lower pricing due to increased commercial spending. Net income as reported, which includes the restructuring charge, was $1,327.1 million and diluted earnings per share was $2.33. Excluding the restructuring charge, net income was $1,375.1 million and diluted earnings per share was $2.42. In 2003, net income and diluted earnings per share were $1,421.3 million and $2.46, respectively.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on fourth quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (22% of Company Sales)

Positive growth momentum continued in North America, fueled by new product sales and market share gains. Unit volume grew 7.0%, with sales up 6.0% during the quarter. Consumer takeaway of Colgate’s products in the U.S. grew significantly during the quarter, the strongest growth seen in over seven years. North American operating profit increased 7% in the quarter.

Colgate strengthened its leadership of the U.S. toothpaste market during 2004 with its national ACNielsen market share reaching a record high at 34.8% for the year, up 60 basis points versus 2003 and over three full share points ahead of the number two competitor.

In the U.S., increased commercial spending behind both new product launches and the base business is generating strong volume and market share growth across categories. In oral care, new testimonial advertising for Colgate Total toothpaste has helped drive market share for the Colgate Total equity to an all-time high for the year. The success of Colgate Max Fresh and Colgate Simply White toothpastes also drove market share gains for the category. New products contributing to growth in other categories include Palmolive Oxy-Plus dishwashing liquid, Colgate Whitening manual toothbrush and Suavitel Baby Powder Fresh fabric conditioner.

Positive growth momentum in the U.S. is expected to continue in 2005, driven by a full pipeline of new product launches supported by heavy commercial spending. Colgate 360° manual toothbrush, Colgate Max Fresh Cinnamint and Colgate Sparkling White Vanilla Mint toothpastes, Sotfsoap Radiance Exfoliating body wash and Softsoap Shea Butter liquid hand soap are among the latest announcements planned to start shipping early in 2005.

Europe (25% of Company Sales)

European dollar sales and unit volume, excluding divestments, grew 24.0% and 18.5%, respectively, during the quarter. The GABA acquisition added 9.5% to both sales and volume growth for the region. Strong volume gains were achieved in France, Germany, Italy, Spain, the United Kingdom, Austria, Russia, Poland, Turkey, Romania, Hungary, Ukraine and the Adria region. European dollar sales and unit volume as reported, which reflect the divestment of detergents in Europe, the GABA acquisition and the 8.5% positive effect of foreign exchange, increased 19.0% and 13.5%, respectively. Dollar operating profit increased 21% to an all-time record level even after strongly increased commercial spending behind Colgate brands during the quarter.

Colgate continued to strengthen its toothpaste leadership in Western Europe during the quarter with market shares increasing in 15 out of 16 countries across the region. Successful new products driving these gains include Colgate Sensitive Plus Whitening and Colgate Oxygen toothpastes. Recent innovations contributing to share gains in other categories are Colgate 360° manual toothbrush, Palmolive deodorants, Palmolive Aroma Crème shower gel and Soupline Hearts fabric conditioner.

Colgate also increased its toothpaste market shares throughout Central Europe and Russia. New products such as Colgate Sensitive, Colgate Herbal Propolis and Colgate Propolis Whitening toothpastes drove gains along with a new campaign for Colgate Total toothpaste that incorporates new packaging and strong advertising that highlight the toothpaste’s 12 hour protection against 12 tooth and gum problems. The success of Colgate Massager manual toothbrush helped Colgate gain new leadership in this category for the region while Palmolive Aroma Crème shower gel, liquid hand soap and bar soap contributed to growth in personal care.

Latin America (22% of Company Sales)

Latin American dollar sales and unit volume, excluding divestments, grew 5.5% and 6.5%, respectively, in fourth quarter 2004 continuing the strong momentum seen in this region throughout the year. Mexico, Brazil, Colombia, Venezuela, Central America, Argentina, Chile, Peru and Ecuador each contributed strong volume gains. Latin

American dollar sales and unit volume as reported, which reflect the divestment of detergents in Ecuador and Peru, grew 4.5% and 5.5%, respectively. Latin American operating profit declined 1% after a double-digit increase in commercial spending and negative foreign exchange.

Market shares are very strong throughout the region and new products are performing well. In Mexico, for example, Colgate maintained its strong leadership of the toothpaste market during the quarter due to great performances by Colgate Triple Action and Colgate Total Advanced Fresh toothpastes. New Palmolive Hydra Natura hand and body lotion, Colgate’s first entry into this category, contributed to growth in personal care.

New products driving gains elsewhere in the region include Colgate Triple Action Mild Mint, Colgate Herbal Whitening and Colgate Total Advanced Fresh toothpastes, Colgate Whitening and Colgate Massager manual toothbrushes, Protex Sun Care bar soap, and Palmolive Naturals full line of shampoos, conditioners and hair treatments.

Asia/Africa (17% of Company Sales)

Asia/Africa sales and unit volume, excluding divestments, grew 7.5% and 9.0%, respectively, on top of a strong performance in the year ago quarter. Healthy volume gains were achieved in China, India, Taiwan, Philippines, Thailand, Australia, South Africa and the Middle East. Asia/Africa sales and unit volume as reported rose 5.5% and 7.0%, respectively, reflecting divestments and 3.5% favorable foreign exchange. After a significant increase in commercial spending, dollar operating profit for the region increased 3%.

Strong growth and market share gains were achieved across the region. Colgate maintained its strong leadership of the toothpaste market in China with its national ACNielsen market share reaching 33.1% in December. Colgate’s growing momentum in this competitive market was evidenced during the period with quarterly sales in China reaching an all-time record high level. Strong growth in oral care throughout the region was driven by new product launches including Colgate Propolis toothpaste, now in gel form, Colgate Simply White and Colgate Fresh Confidence Plus Whitening toothpastes and Colgate Whitening manual toothbrush. Palmolive Aromatherapy shampoo, Palmolive Aroma Crème shower gel and Palmolive Milk and Rose bar soap contributed to gains in personal care.

Hill’s Pet Nutrition (14% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, the world leader in specialty pet food. Unit volume grew 2.5% in the fourth quarter and dollar sales rose 9.0% reflecting favorable 4.0% foreign exchange and the effect of a domestic price increase. Dollar operating profit increased 6% despite sharply higher agricultural commodities and a double-digit increase in commercial spending.

Science Diet Feline dry food, Science Diet Large Breed Canine Senior and Science Diet Large Breed Canine Light contributed to gains in the U.S. specialty retail channel during the quarter. Shipping to store shelves now in both the U.S. and Canada is new Prescription Diet j/d, a food clinically proven to reduce pain and improve mobility in dogs with arthritis.

Internationally, growth was strong across all regions including Spain, France, Greece, Russia, Australia, Taiwan and South Africa. New products helping to drive the strong growth were Science Diet Feline Hairball canned food and Prescription Diet Feline m/d.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website at http://www.colgate.com.

“Colgate 360°” is a trademark of Colgate-Palmolive Company.

The Company’s annual meeting of shareholders is currently scheduled for Wednesday, May 4, 2005.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2003) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website at http://www. colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

Net income, gross profit margin, operating profit and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding charges related to the restructuring program that began in the fourth quarter of 2004 and that is expected to be substantially completed by 2008 (the “Restructuring Program”). (Such charges, which are reported in the corporate segment, include or will include separation-related costs, incremental depreciation and asset write-downs and other costs related to the Restructuring Program.) Management believes these financial measures on an ex-restructuring basis provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See Income Statement and Supplemental

Information Reconciliation Excluding the “2004 Restructuring Program” for the three months ended December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales and volume growth from ongoing operations. See Geographic Sales Growth Analysis, Percentage Changes – Fourth Quarter and Full Year 2004 vs. 2003 for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for fourth quarter and full year results.)

Colgate-Palmolive Company

Income Statement and Supplemental Information

Reconciliation Excluding the “2004 Restructuring Program”

For the three months ended December 31, 2004 and 2003

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2004			2003
	As Reported	Restructuring	Excl.Restructuring	As Reported
Net Sales	$2,803.3	$—	$2,803.3	$2,572.6

Cost of Sales	1,266.2	(3.4)	1,262.8	1,163.6

Gross Profit	1,537.1	3.4	1,540.5	1,409.0

Gross Profit Margin	54.8%		55.0%	54.8%

Selling, General & Administrative Expenses	1,003.1	—	1,003.1	879.7

Other (Income) Expense, net	65.7	(65.3)	0.4	(33.4)

Operating Profit	468.3	68.7	537.0	562.7

Operating Profit Margin	16.7%		19.2%	21.9%

Net Interest Expense	32.0	—	32.0	28.4

Income Before Income Taxes	436.3	68.7	505.0	534.3

Provision for Income Taxes	150.6	20.7	171.3	162.2

Effective Tax Rate	34.5%		33.9%	30.4%

Net Income	285.7	48.0	333.7	372.1

Net Earnings Per Common Share
Basic	$0.53	$0.09	$0.62	$0.68
Diluted	$0.50	$0.09	$0.59	$0.65

Average Common Shares Outstanding
Basic	528.5	528.5	528.5	535.6
Diluted	565.9	565.9	565.9	576.1

Colgate-Palmolive Company

Income Statement and Supplemental Information

Reconciliation Excluding the “2004 Restructuring Program”

For the years ended December 31, 2004 and 2003

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2004			2003
	As Reported	Restructuring	Excl.Restructuring	As Reported
Net Sales	$10,584.2	$—	$10,584.2	$9,903.4

Cost of Sales	4,747.2	(3.4)	4,743.8	4,456.1

Gross Profit	5,837.0	3.4	5,840.4	5,447.3

Gross Profit Margin	55.1%		55.2%	55.0%

Selling, General & Administrative Expenses	3,624.6	—	3,624.6	3,296.3

Other (Income) Expense, net	90.3	(65.3)	25.0	(15.0)

Operating Profit	2,122.1	68.7	2,190.8	2,166.0

Operating Profit Margin	20.0%		20.7%	21.9%

Net Interest Expense	119.7	—	119.7	124.1

Income Before Income Taxes	2,002.4	68.7	2,071.1	2,041.9

Provision for Income Taxes	675.3	20.7	696.0	620.6

Effective Tax Rate	33.7%		33.6%	30.4%

Net Income	1,327.1	48.0	1,375.1	1,421.3

Net Earnings Per Common Share
Basic	$2.45	$0.09	$2.54	$2.60
Diluted	$2.33	$0.09	$2.42	$2.46

Average Common Shares Outstanding
Basic	530.9	530.9	530.9	537.2
Diluted	569.3	569.3	569.3	578.8

Colgate-Palmolive Company Condensed Consolidated Balance Sheets

As of December 31, 2004 and 2003

(Dollars in Millions) (Unaudited)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$319.6	$265.3
Receivables, net	1,319.9	1,222.4
Inventories	845.5	718.3
Other current assets	254.9	290.5
Property, plant and equipment, net	2,647.7	2,542.2
Other assets, including goodwill and intangibles	3,285.3	2,440.1

Total assets	$8,672.9	$7,478.8

Total debt	3,675.1	3,102.9
Other current liabilities	2,145.1	2,027.4
Other non-current liabilities	1,607.3	1,461.4
Total shareholders’ equity	1,245.4	887.1

Total liabilities and shareholders’ equity	$8,672.9	$7,478.8

Supplemental Balance Sheet Information:
Debt less cash and marketable securities*	$3,338.2	$2,800.7
Working capital % of sales	2.4%	1.7%

*	Marketable securities of $17.3 and $36.9 as of December 31, 2004 and 2003, respectively, are included in Other current assets.

Colgate-Palmolive Company Condensed Consolidated Statements of Cash Flows

For the years ended December 31, 2004 and 2003

(Dollars in Millions) (Unaudited)

	2004	2003
Operating Activities:
Net income	$1,327.1	$1,421.3
Restructuring, net of cash	38.3	53.8
Depreciation and amortization	327.8	315.5
Gain before tax on sale of non-core product lines and other investment activities	(26.7)	(107.2)
Deferred income taxes	57.7	(48.8)
Changes in:
Receivables	(5.6)	(14.4)
Inventories	(76.1)	(3.1)
Accounts payable and other accruals	109.4	188.7
Other non-current assets and liabilities	2.4	(38.1)

Net cash provided by operations	1,754.3	1,767.7

Investing Activities:
Capital expenditures	(348.1)	(302.1)
Payment for acquisitions, net of cash acquired	(800.7)	—
Sale of non-core product lines	37.0	127.6
Other investing activities	21.4	56.9

Net cash used in investing activities	(1,090.4)	(117.6)

Financing Activities:
Proceeds from (payments on) debt issuances	492.6	(574.8)
Dividends paid	(536.2)	(506.8)
Purchases of treasury shares	(637.9)	(554.9)
Proceeds from exercise of stock options	70.4	79.3

Net cash used in financing activities	(611.1)	(1,557.2)

Effect of exchange rate changes on cash and cash equivalents	1.5	4.5

Net increase in cash and cash equivalents	54.3	97.4
Cash and cash equivalents at beginning of period	265.3	167.9

Cash and cash equivalents at end of period	$319.6	$265.3

Supplemental Cash Flow Information:
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,754.3	$1,767.7
Less: Capital expenditures	(348.1)	(302.1)

Free cash flow before dividends	$1,406.2	$1,465.6

Colgate-Palmolive Company Segment Information

For the three months and years ended December 31, 2004 and 2003

(Dollars in Millions) (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Net Sales
Oral, Personal, and Home Care

North America	$608.0	$573.8	$2,378.7	$2,356.2
Latin America	613.4	587.7	2,266.0	2,179.5
Europe	706.2	594.0	2,621.3	2,304.1
Asia/Africa	484.1	458.0	1,885.1	1,747.5

Total Oral, Personal, and Home Care	2,411.7	2,213.5	9,151.1	8,587.3

Total Pet Nutrition	391.6	359.1	1,433.1	1,316.1

Total Net Sales	$2,803.3	$2,572.6	$10,584.2	$9,903.4

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Operating Profit
Oral, Personal, and Home Care

North America	$121.1	$113.7	$530.1	$547.4
Latin America	157.8	159.9	627.7	613.3
Europe	143.2	118.6	539.0	488.2
Asia/Africa	75.0	72.7	310.1	280.7

Total Oral, Personal, and Home Care	497.1	464.9	2,006.9	1,929.6

Total Pet Nutrition	108.1	101.6	389.7	371.0
Total Corporate	(136.9)	(3.8)	(274.5)	(134.6)

Total Operating Profit	$468.3	$562.7	$2,122.1	$2,166.0

The Company evaluates segment performance based on several factors, including operating profit. The Company uses operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, restructuring costs, and gains and losses on sales of non-strategic brands and assets.

Corporate operating expenses for the quarter and year ended December 31, 2004 include $68.7 of charges related to the Company’s 2004 Restructuring Program. Gains on the sale of non-core brands, net of costs related to the 2003 regionalization of manufacturing facilities and business realignment activities, reduced Corporate operating expenses by $50.1 and $51.5 in the quarter and year ended December 31, 2003, respectively.

COLGATE-PALMOLIVE COMPANY - GEOGRAPHIC SALES ANALYSIS

Percentage Changes - Fourth Quarter and Full Year 2004 vs 2003

December 31, 2004

			COMPONENTS OF SALES CHANGE 4TH QUARTER					COMPONENTS OF SALES CHANGE 12 MONTHS
	4th Qtr Sales Change	4th Qtr Sales Change	Ex-Divested	Pricing Coupons Consumer & Trade		12 Months Sales Change	12 Months Sales Change	Ex-Divested	Pricing Coupons Consumer & Trade
Region	As Reported	Ex-Divestment	Volume	Incentives	Exchange	As Reported	Ex-Divestment	Volume	Incentives	Exchange
Total Company	9.0%	10.5%	9.0%	-1.5%	3.0%	7.0%	8.0%	6.5%	-1.5%	3.0%
Europe	19.0%	24.0%	18.5%	-3.0%	8.5%	14.0%	18.5%	12.5%	-3.0%	9.0%
Latin America	4.5%	5.5%	6.5%	0.0%	-1.0%	4.0%	4.5%	6.5%	1.5%	-3.5%
Asia/Africa	5.5%	7.5%	9.0%	-5.0%	3.5%	8.0%	9.0%	8.0%	-4.5%	5.5%
Total International	10.0%	12.5%	11.0%	-2.5%	4.0%	8.5%	11.0%	9.5%	-2.0%	3.5%
North America	6.0%	6.0%	7.0%	-2.0%	1.0%	1.0%	1.0%	2.5%	-2.5%	1.0%
Total CP Products	9.0%	11.0%	10.0%	-2.0%	3.0%	6.5%	8.0%	7.0%	-2.0%	3.0%
Hill’s	9.0%	9.0%	2.5%	2.5%	4.0%	9.0%	9.0%	3.5%	1.5%	4.0%

NOTE:

GABA was acquired June 1, 2004.

The impact of GABA on the three months for both sales and ex-divested volume for Total Company and Europe are respectively, 2.0% and 9.5%.

The impact of GABA on the twelve months for both sales and ex-divested volume for Total Company and Europe are respectively, 1.0% and 5.5%.

Divestments consist of the sale in 2003 of certain detergent and soap brands, which impact Europe and Asia/Africa, and the sale in 2004 of certain detergent brands in Latin America.